Exhibit 99.1

NEWS RELEASE	[GRAPHIC OMITTED: SPX LOGO]

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478
E-mail: investor@spx.com

Tina Betlejewski (Media)
704-752-4454
E-mail: spx@spx.com

SPX COMPLETES SALE OF EDWARDS SYSTEMS TECHNOLOGY

CHARLOTTE, NC – March 23, 2005 – SPX Corporation (NYSE: SPW) announced today that it has completed the sale of its fire detection and building life-safety systems business Edwards Systems Technology (“EST”) to General Electric (NYSE:GE) for $1.395 billion in cash.  SPX intends to use the net proceeds from the transaction to pay down debt and repurchase equity.

As previously announced, completing the sale of EST is a condition to closing the company’s outstanding cash tender offer for its senior notes.  The tender offer will close promptly after the completion of the EST sale.  In addition, closing of the cash tender offer for the company’s senior notes will eliminate substantially all of the restrictive covenants and certain of the default provisions contained in the indenture governing the senior notes, including the covenant that limits restricted payments.

Chris Kearney, President and Chief Executive Officer, said, “Completing the sale of EST is the second of three key transactions in our previously announced divestiture program.  The proceeds from these transactions will strengthen our balance sheet, provide the base for our recapitalization plan and create an even more stable financial environment to continue improving our existing operations.”

SPX Corporation is a leading global provider of thermal equipment and services, flow technology, test and measurement solutions and industrial products and services.  For more information visit the company’s web site at www.spx.com.

Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

SPX Corporation shareholders are strongly advised to read the proxy statement relating to SPX Corporation’s 2005 annual meeting of shareholders when it becomes available, as it will contain important information.  Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and any other documents filed by SPX Corporation with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.  In addition, SPX Corporation will mail the proxy statement to each shareholder of record on the record date to be established for the shareholders’ meeting.  Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at SPX Corporation’s Internet website at www.spx.com or by writing to Investor Relations, SPX Corporation, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, telephone (704) 752-4400.

SPX Corporation, its executive officers and directors may be deemed to be participants in the solicitation of proxies for SPX Corporation’s 2005 annual meeting of shareholders. Information regarding these participants is contained in a filing under Rule 14a-12 filed by SPX Corporation with the Securities and Exchange Commission on March 16, 2005.

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